Filed Pursuant to Rule 424(b)(3)
File Number 333-135121

Prospectus Supplement No. 10
to Prospectus dated August 10, 2007, as supplemented by
Prospectus Supplement No. 1 dated August 14, 2007,
Prospectus Supplement No. 2 dated September 21, 2007,
Prospectus Supplement No. 3 dated October 10, 2007,
Prospectus Supplement No. 4 dated November 14, 2007,
Prospectus Supplement No. 5 dated December 3, 2007,
Prospectus Supplement No. 6 dated December 19, 2007,
Prospectus Supplement No. 7 dated January 11, 2008,
Prospectus Supplement No. 8 dated January 22, 2008 and
Prospectus Supplement No. 9 dated January 23, 2008

XETHANOL CORPORATION

This Prospectus Supplement No. 10 supplements our Prospectus dated August 10, 2007, as supplemented by Prospectus Supplement No. 1 dated August 14, 2007, Prospectus Supplement No. 2 dated September 21, 2007, Prospectus Supplement No. 3 dated October 10, 2007, Prospectus Supplement No. 4 dated November 14, 2007, Prospectus Supplement No. 5 dated December 3, 2007, Prospectus Supplement No. 6 dated December 19, 2007, Prospectus Supplement No. 7 dated January 11, 2008, Prospectus Supplement No. 8 dated January 22, 2008 and Prospectus Supplement No. 9 dated January 23, 2008. The shares covered by the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and will not receive any proceeds from this offering, except on the exercise of warrants.

Our common stock is listed on the American Stock Exchange (“AMEX”) under the symbol “XNL.” The last sale price reported on the AMEX for our common stock on January 24, 2008 was $0.57.

This Prospectus Supplement includes the attached Current Report on Form 8-K dated January 25, 2008, as filed with the U.S. Securities and Exchange Commission on January 25, 2008.

You should read the Prospectus and this Prospectus Supplement No. 10, together with Prospectus Supplement No. 1 dated August 14, 2007, Prospectus Supplement No. 2 dated September 21, 2007, Prospectus Supplement No. 3 dated October 10, 2007, Prospectus Supplement No. 4 dated November 14, 2007, Prospectus Supplement No. 5 dated December 3, 2007, Prospectus Supplement No. 6 dated December 19, 2007, Prospectus Supplement No.7 dated January 11, 2008, Prospectus Supplement No. 8 dated January 22, 2008 and Prospectus Supplement No. 9 dated January 23, 2008, carefully before you invest, including the section of the Prospectus titled “Risk Factors,” which begins on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 25, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2008

Xethanol Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 18, 2007, Xethanol Corporation (“Xethanol”), the registrant, previously announced in a press release that its subsidiary Southeast Biofuels LLC filed a grant application with the Florida Department of Agriculture and Consumer Services to expand the company’s work on converting waste to energy, using citrus waste as the raw material and converting it into ethanol. On January 22, 2008, the Florida Department of Agriculture and Consumer Services approved a $500,000 grant to Southeast Biofuels. A copy of the press release issued by Xethanol on January 25, 2008 announcing the approval of a $500,000 grant to Southeast Biofuels is attached to this Current Report on Form 8-K as Exhibit 99.1.

Xethanol intends to build a demonstration plant for converting citrus peel waste into ethanol. Xethanol is negotiating an agreement to locate the plant at an existing citrus facility in Florida owned by one of the largest citrus processors in the state. The planned cost for the two-year build-out of the demonstration plant is approximately $5,900,000.

The Xethanol citrus-to-ethanol project began with a Cooperative Research and Development Agreement with the U.S. Department of Agriculture's Agricultural Research Service (ARS) in 2004 at the USDA-ARS Citrus and Subtropical Products Laboratory in Winter Haven, Florida. The agreement is under the supervision of research chemist Dr. Bill Widmer of the USDA-ARS Citrus Lab. The results of citrus research done by the USDA were transferred to Southeast Biofuels LLC, by Renewable Spirits of Delray Beach, Florida. Renewable Spirits owns 20% of Southeast Biofuels.

All statements in this Current Report on Form 8-K that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Xethanol’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with building a demonstration plant for converting citrus peel waste into ethanol, such as construction costs and delays and the implementation of new technology on a larger scale in a pilot plant. These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the SEC, including the section entitled “Risk Factors” in its annual report on Form 10-KSB for the year ended December 31, 2006, as amended.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Exhibit

99.1	Press release issued by Xethanol Corporation on January 25, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: January 25, 2008	By:	/s/ David R. Ames
David R. Ames
Chief Executive Officer and President

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Exhibit 99.1

FOR IMMEDIATE RELEASE

Xethanol Announces Receipt of Grant for
Citrus Waste to Cellulosic Ethanol Production

New York, NY, January 25, 2007 -- Xethanol Corporation (AMEX: XNL), a renewable energy company, today announced that its subsidiary Southeast Biofuels LLC has received a $500,000 grant from the Florida Department of Agriculture and Consumer Services. Xethanol will use the grant to expand its work on converting waste to energy, using citrus waste as the raw material and converting it into cellulosic ethanol.

Xethanol plans to build a demonstration plant for converting citrus peel waste into ethanol. The company is negotiating an agreement to locate the plant at an existing citrus facility in Florida owned by one of the largest citrus processors in the state. The planned cost for the two-year build-out of the demonstration plant is approximately $5.9 million.

David Ames, President and CEO of Xethanol commented, “We are delighted to have received the grant from the Florida Department of Agriculture and Consumer Services, which we believe validates our research efforts to convert waste to energy.” Mr. Ames added, “Xethanol is extremely enthusiastic to take this project forward with the USDA and the state of Florida.”

About Xethanol Corporation

Xethanol Corporation is a renewable energy company focused on alternate energy products and technologies as well as producing ethanol and other co-products. For more information about Xethanol, please visit its website at http://www.xethanol.com.

Forward Looking Statements

Some of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with obtaining the grant described and building a demonstration plant for converting citrus peel waste into ethanol, such as construction costs and delays and the implementation of new technology on a larger scale in a pilot plant. These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the SEC, including the section entitled “Risk Factors” in its annual report on Form 10-KSB for the year ended December 31, 2006, as amended. The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Investor Contact:

ICR
Kathleen Heaney
203-803-3585
ir@xethanol.com